Exhibit 99.1

Press Release

 Source: Loreto Resources Corporation

Loreto Resources Corporation Announces an Agreement to Purchase Minera Huallanca S.A. in Peru

•	On Monday June 15, 2009, 10:35 am EDT

LIMA, Peru, June 15 /PRNewswire-FirstCall/ -- Loreto Resources Corporation (OTC Bulletin Board: LRTC - News; "Loreto") is pleased to announce that it has entered into a nonbinding agreement to acquire 100% of the outstanding common shares of Minera Huallanca S.A., a Peruvian company ("Huallanca").

Huallanca, based in Lima, Peru, currently produces zinc, lead, copper, and silver in concentrate form. During 2008, it operated 2 mines at a combined run rate of 500,000 metric tons of mined ore. The company also has several exploration targets in Peru and Bolivia.

"We are very excited to have this opportunity to acquire the Huallanca mining operations. There are significant optimization, growth, and near term exploration opportunities with these assets and we believe that the Huallanca acquisition will give Loreto its initial footprint in Peru as we continue to explore other opportunities in the region," said Luis Saenz, President and CEO of Loreto.

About Loreto Resources Corporation

Loreto Resources Corporation is an early stage, mining company currently pursuing a business strategy in the mining sector in South America, with an initial focus on identifying and acquiring mining opportunities in Peru and Colombia.

Forward-Looking Statements

Certain statements in this news release are forward-looking. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify corporate acquisition and/or joint venture opportunities in the mining sector in Peru and, more generally, in South America, and that the Company can establish the technical and managerial infrastructure and raise the necessary capital to take advantage of, and successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.